EXHIBIT 15.1

Board of Directors and Stockholders

Martin Marietta Materials, Inc.

We are aware of the incorporation by reference in the following Martin Marietta Materials, Inc. Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-197201) pertaining to the Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan and the Texas Industries, Inc. Management Deferred Compensation Plan,

(2)	Registration Statement (Form S-8 No. 333-115918) pertaining to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan, Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees and the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan,

(3)	Registration Statement (Form S-8 No. 333-85608) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors,

(4)	Registration Statement (Form S-8 No. 333-37886) pertaining to the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan,

(5)	Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees, and

(6)	Registration Statement (Form S-8 No. 333-79039) pertaining to the Martin Marietta Materials, Inc. Stock-Based Award Plan, as amended;

of our report dated April 4, 2014 relating to the unaudited condensed consolidated interim financial statements of Texas Industries, Inc. that are included in Texas Industries, Inc.’s Form 10-Q for the quarter ended February 28, 2014.

/s/ Ernst & Young LLP

Dallas, Texas

September 16, 2014